Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193539) pertaining to the Qunar Cayman Islands Limited Amended and Restated 2007 Share Plan of our reports dated April 14, 2016, with respect to the consolidated financial statements of Qunar Cayman Islands Limited and the effectiveness of internal control over financial reporting of Qunar Cayman Islands Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China
April 14, 2016